AGREEMENT

THIS AGREEMENT (the "**Agreement**") is made and entered into as of September 10, 2007, by and between Vivian Shaltiel ("**Shaltiel**"), and Brainstorm Cell Therapeutics Inc. (the "**Company**").

RECITALS

Whereas, the Company currently owes Shaltiel $1,100,000 principal amount (the "**Debt**") pursuant to (i) a Convertible Promissory Note, dated February 7, 2006, issued by the Company to Shaltiel in the original principal amount of $500,000 (as amended from time to time, the "**February Note**"), (ii) a Convertible Promissory Note, dated June 5, 2006, issued by the Company to Shaltiel in the original principal amount of $500,000 (as amended from time to time, the "**June Note**") and (iii) a Convertible Promissory Note, dated September 14, 2006, issued by the Company to Shaltiel in the original principal amount of $100,000 (as amended from time to time, the "**September Note**", and collectively with the February Note and the June Note, the "**Convertible Promissory Notes**"); and

Whereas, the Company has requested that payments due and payable under the Convertible Promissory Notes be deferred and Shaltiel has agreed to defer payments under the Convertible Promissory Notes.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Payment. The Company hereby promises to pay to Shaltiel, or her registered assigns, the full amount of the Debt plus any accrued interest and/or penalties as set forth below (the "**Payments**"):

Payment Date	**Amount (U.S. Dollars)**
August 16, 2007	$100,000.00
November 30, 2007	$100,000.00
January 15 ,2007	$175,000.00
February 28, 2008	$175,000.00
April 30, 2008	$175,000.00
June 30, 2008	$175,000.00
August 31, 2008	$175,000.00

November 30, 2008	$175,000.00
January 31, 2009	$200,000.00

2. Satisfaction of Debt. Upon Shaltiel's receipt of the Payments, all of the Company's outstanding obligations owed to Shaltiel under the Convertible Promissory Notes will be satisfied in full. Shaltiel hereby acknowledges that the remittance of the Payments will satisfy each Convertible Promissory Note in full and any and all outstanding obligations owed by the Company to Shaltiel as of the date hereof. Shaltiel hereby acknowledges receipt of the first payment on August 16, 2007.

3. Waiver. Shaltiel hereby waives any breach or default that may have arisen on or prior to the date hereof from the failure of the Company to make payments to Shaltiel under any Convertible Promissory Note.

4. Successors and Assigns. This Agreement, and the obligations and rights of the parties hereunder, shall be binding upon and inure to the benefit of Shaltiel and the Company and their respective heirs, successors and assigns.

5. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter of this Agreement. No agreements, or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

By: V. Shaltiel
Vivian Shaltiel

BRAINSTORM CELL THERAPEUTICS INC.

By: Dudy Stolick
Name: DAVID Stolick
Title: CFO